FOR IMMEDIATE RELEASE AMYRIS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS • 2021 full year total revenue grew 97% year-over-year to $342 million • Q4 and full year 2021 consumer revenue +86% and +78% respectively versus prior year • Accelerating consumer growth and new partnerships expected to double core revenue in 2022 Emeryville, CA – March 1, 2022 – Amyris, Inc. (Nasdaq: AMRS), a leading synthetic biotechnology company accelerating the world’s transition to sustainable consumption through its Lab-to-MarketTM technology platform, today announced financial results for its fourth quarter and full year ended December 31, 2021. “Accelerating growth of our consumer brands resulted in record levels for our consumer and core revenue,” said John Melo, President and Chief Executive Officer. “Biossance and Pipette, together with better than expected performance of our recently launched clean beauty brands, JVN and Rose Inc., contributed to strong consumer revenue. We now have established offerings in skincare, hair, mother and baby, and color cosmetics, and we expect to continue to expand our offering throughout 2022 with menopause and Gen-Z beauty brands. Our brands are loved by consumers and offer high quality, science backed solutions that allow consumers to choose sustainable products without compromising product performance.” “We made substantial progress in the construction of our fermentation plant in Barra Bonita, Brazil which we expect to be operational in the second quarter of 2022. Additionally, we continue to expand and integrate our consumer supply chain. We expect both our Brazil plant and consumer production consolidation to help us meet the growing demand for sustainable alternatives to existing chemistry. As the year progresses, we expect these investments to notably improve our gross margin, reduce our operating expenses and provide greater flexibility in meeting our production targets.” “We completed joint ventures with ImmunityBio and Minerva Foods demonstrating the power of our Lab-to- Market technology capabilities. Everyone in our organization has worked tirelessly to position us for success. As a result of these efforts, based on 2021 exit rates, strong 2022 consumer performance to date and future plans, we estimate 2022 total revenue to be approximately double 2021 core revenue.” Business and Operational Highlights In line with the evolution of Amyris’ business model we are now reporting core revenue which comprises consumer and technology access revenue. Technology access includes ingredient product revenue, R&D collaboration, and technology licenses. Core revenue excludes strategic transactions and other one-off items. Consumer • Record consumer revenue of $32.2 million increased 86% versus Q4 2020. Consumer revenue comprised record revenue from the Company’s three legacy brands, Biossance, Pipette, and Purecane, and strong early-stage performance of brands introduced during H2 of 2021, particularly Rose, Inc. and JVN. • 53% of Q4 2021 consumer revenue originated from direct-to-consumer (DTC) selling via the brands ecommerce platforms, and 47% from retail, with a combination of in-store and online sales. This compares to 59% DTC in Q4 of 2020. This shift is a result of more stores being closed at this time last year due to COVID-19, our further expansion into specialty and mass retail and a change in brand mix. • Pipette Q4 2021 record revenue nearly doubled when compared to the prior year quarter and we are preparing to launch Pipette in Walgreens in 2022. In Q4 2021, Olika, shipped its first products for sale in

Walmart, demonstrating the growing commitment by major retailers to providing clean, sustainable options for their customers.

- We opened two retail pop-up stores in Miami, one for JVN and one for Biossance as we prepare to set up a permanent brand showcase and experiential stores for consumers in a few select cities to bring our unique science-backed brand positioning to life. We believe that an experiential store is a key element in an omnichannel strategy to grow on-line and accelerate our market share gains in key markets.

Technology Access

- Q4 2021 Technology Access revenue of $32.6 million increased 54% when compared to Q4 2020. Year-over-year growth was primarily driven by $13.0 million revenue from technology licenses attributable to our joint ventures with ImmunityBio (vaccine) and Minerva Foods (protein) which were completed in Q4.
- External demand for Squalane and Hemi-Squalane, two platform ingredients produced through fermentation, generated record combined revenue during Q4 2021 demonstrating 50% year-over-year growth.
- Construction of our new ingredients plant in Barra Bonita, Brazil, has progressed well and we are on track to start production in the second quarter of 2022.

Financing

- In November 2021, we sold $690 million convertible senior notes due 2026 which netted $525 million after fees, interest, paying down legacy debt and purchasing a capped call. Over the the past 18 months, we significantly simplified our capital structure by eliminating restrictive legacy debt, transforming our shareholder base with high quality institutional shareholders and raising capital to support and fuel growth and to make strategic investments in manufacturing and supply chain capabilities, R&D, ERP upgrades and complementary consumer-oriented M&A. Cash as of December 31, 2021 was $483 million.

Q4 and Full Year 2021 Sales Revenue

	Three Months Ended December 31,			Twelve Months Ended December 31,		
(In millions)	2021	2020	YoY%	2021	2020	YoY%
Consumer	$ 32.2	$ 17.3	86%	$ 92.0	$ 51.6	78%
Technology Access	32.6	21.2	54%	96.0	69.5	38%
Core	$ 64.8	$ 38.5	68%	$ 188.0	$ 121.1	55%
Other	0.0	41.3	-100%	153.8	52.1	195%
Reported Total	$ 64.8	$ 79.7	-19%	$ 341.8	$ 173.1	97%

[1] Strategic Transactions/one-off items 2020: $4.8m Vitamin E transaction (Q1 2020), $40m DSM farnesene supply (Q4 2020), $7.2m discontinued ingredients value share (FY 2020). 2021: $143.6m DSM F&F transaction (Q1 2021), $10.0m Ingredion Reb M transaction (Q2 2021), $0.2m discontinued ingredients value share (Q1 2021).

Q4 2021 Financial Highlights

- Record Q4 2021 core revenue of $64.8 million increased 68% when compared to Q4 2020 of $38.5 million. Q4 2021 core revenue included record consumer revenue of $32.2 million, which increased 86%, and technology access revenue of $32.6 million which increased 54% versus prior year.
- Total revenue of $64.8 million was down 19% versus the prior year quarter. Q4 2020 included $41.3 million revenue for a one-off strategic transaction with DSM and discontinued ingredients value share.
- Non-GAAP core gross margin of $22.0 million, or 34% of revenue increased from $11.7 million, or 31% of revenue in Q4 2020. Improved gross margin primarily due to the contribution from technology licenses related to joint ventures with Minerva and ImmunityBio, partly offset by a combination of increased investment in new consumer brands and unfavorable ingredients margins associated with a shift in product mix and increased third party manufacturing costs.

• Cash operating expense of $103.5 million increased by $53.2 million, compared to Q4 2020, primarily due to a $43.0 million increase in selling expense of which $8.3 million was due to higher headcount, growth driven consumer fulfillment and shipping expense of $8.0 million, up $4.7 million versus prior year, $11.5 million from recently launched brands, and the remainder from paid media, marketing events and creative content. R&D and G&A expense increased by $3.9 million and $6.4 million respectively due to increased headcount, and comparatively low prior year travel expense due to COVID-19. • Adjusted EBITDA of -$96.2 million decreased $97.5 million compared to Q4 2020, primarily due to higher operating expense and reduced strategic transaction revenue. Due to global shipping delays, Q4 2021 included $4.1 million for air freight expense to ensure timely availability of materials. • GAAP net income/loss was significantly influenced by non-cash mark-to-market adjustments related to changes in the fair value of debt and derivatives, a $2.6 million write-down of hand sanitizer inventory values due to stalled demand, and a $12.2 million non-cash manufacturing capacity fee impairment related to the Brotas plant. Based on the anticipated commissioning of Barra Bonita, we no longer expect to produce certain products at Brotas. • GAAP basic net income of $37.8 million, or $0.12 per share, compared to a loss of $108.8 million, or $0.44 per share, in Q4 2020. Adjusted net loss of $101.4 million, or $0.33 per share, compared to an adjusted net loss of $6.9 million, or $0.03 per share, in Q4 2020. • Cash at the end of the quarter was $483 million, compared to $30 million at the end of Q4 2020. • Total debt principal at the end of the quarter was $741 million, compared to $171 million at the end of Q4 2020. Cash interest expense for Q4 2021 was $2.3 million compared to $2.8 million in Q4 2020 due to lower cost debt. Full Year 2021 Financial Highlights • Total revenue of $341.8 million improved 97% compared to 2020. Full year 2020 included $52.1 million revenue for one-off strategic transactions and discontinued ingredients value share, whereas full year 2021 included $153.8 million in strategic transactions revenue. • Core revenue increased 55% to $188.0 million compared to $121.1 million in 2020. Core revenue includes record consumer revenue of $92.0 million, which increased 78%, and technology access revenue of $96.0 million which increased 38% versus prior year. • Non-GAAP Core gross margin of $73.2 million, or 39% of revenue, grew from $44.4 million or 37% of revenue in 2020. • Cash operating expense of $301.5 million increased by $120.7 million, or 67%, compared to prior year primarily due to investments in consumer brands, increased fulfillment and shipping costs, increased headcount, and additional R&D spend. • Adjusted EBITDA of -$107.1 million decreased from -$95.2 million primarily due to increased operating expenses. • GAAP net loss for 2021 was $270.5 million, or $0.93 per share, compared to a loss of $382.3 million, or $1.88 per share, for 2020. Adjusted net loss for 2021 was $134.3 million, or $0.46 per share, compared to adjusted net loss of $150.7 million, or $0.74 per share, for 2020. 2022 Financial Outlook • Consumer revenue is expected to grow more than 150% year-over-year. • Technology Access revenue is estimated to grow 30-40% year-over-year. This includes an estimated $39 million which is part of a 3-year earnout. The 2022 earnout is expected to be entirely booked in Q4. Conference Call Amyris will host a conference call today at 9:00 am ET (6:00 pm PT) to discuss its Q4 and full-year 2021 financial results and provide a business and financial update.

Live audio webcast/conference call: Webcast: please visit http://investors.amyris.com. U.S. Dial-In Number: (844) 850-0551. International Dial-In Number: (412) 902-4203. Please connect to the website or dial in to the conference call 15 minutes prior to the start of the call to avoid connection delays. If a participant will be listen-only, they are encouraged to listen via the webcast on Amyris' investor page. A replay of the webcast will be available on the Investor Relations section of Amyris’ website. FINANCIAL RESULTS AND NON-GAAP INFORMATION To supplement our financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures that we believe are helpful in understanding our financial results. These non-GAAP financial measures are among the factors management uses in planning and forecasting future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’ historical performance as well as comparisons to the operating results of other companies. Management believes these non-GAAP financial measures, when considered together with financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ abilities to meaningfully compare our results from period to period, identify operating trends in our business, and track and model our financial performance. In addition, our management believes that these non-GAAP financial measures allow for greater transparency into the indicators used by management to understand and evaluate our business and make operating decisions. Non-GAAP financial information is not prepared under a comprehensive set of accounting rules, and therefore, should only be read in conjunction with financial information reported under GAAP in order to understand Amyris’ operating performance. A reconciliation of the non-GAAP financial measures presented in this release to the most directly comparable GAAP financial measure, is provided in the tables attached to this press release. Our Non-GAAP financial measures include the following: Non-GAAP Gross Margin (Gross Margin) is calculated as GAAP revenue less non-GAAP cost of products sold divided by GAAP revenue. Non-GAAP cost of products sold excludes other costs/provisions, inventory lower of cost or net realizable value adjustments, excess capacity, manufacturing capacity fee adjustments, stock-based compensation expense, depreciation and amortization. Non-GAAP Cash Operating Expense is calculated as GAAP Operating Expense minus non-cash stock- based compensation, depreciation and amortization, non-recurring transaction and acquisition expense, contract credit loss reserve, and R&D performance agreement termination. EBITDA is calculated as GAAP net income (loss) less interest, expense, income tax expense, depreciation and amortization expense, deemed dividends to preferred stockholders, and loss allocated to participating securities. Adjusted EBITDA is calculated as EBITDA less income attributable to noncontrolling interest, gain/loss from change in fair value of derivatives, gain/loss from changes in the fair value of debt, loss upon debt extinguishment, other income/expense, loss from investment in affiliate, inventory lower of cost or net realizable value adjustments, non-recurring transaction and acquisition expense, stock-based compensation expense, R&D performance agreement termination, manufacturing capacity fee adjustment and contract asset credit loss reserve. Adjusted net income (loss) is calculated as GAAP net income/loss excluding stock-based compensation expense, gain/loss from change in fair value of derivatives, gain/ loss from changes in the fair value of debt, losses upon debt extinguishment, income/loss attributable to noncontrolling interest, loss allocated to participating securities, inventory lower of cost or net realizable value adjustments, R&D performance agreement termination, manufacturing capacity fee adjustments, non-recurring transaction and acquisition expense, other income/expense, and gain/loss from investment in affiliate. Adjusted EPS is calculated by dividing adjusted net income (loss) by the weighted average shares, basic outstanding for the period.

About Amyris Amyris (Nasdaq: AMRS) is a leading synthetic biotechnology company, transitioning the Clean Health & Beauty and Flavors & Fragrances markets to sustainable ingredients through fermentation and the company’s proprietary Lab-to-MarketTM technology platform. This Amyris platform leverages state-of-the-art machine learning, robotics and artificial intelligence, enabling the company to rapidly bring new innovation to market at commercial scale. Amyris ingredients are included in over 20,000 products from the world's top brands, reaching more than 300 million consumers. Amyris also owns and operates a family of consumer brands that is constantly evolving to meet the growing demand for sustainable, effective and accessible products. For more information, please visit http://www.amyris.com. Amyris, the Amyris logo, No Compromise, Biossance, JVN, Pipette, Purecane, Rose Inc. and Lab-to-Market, Terasana are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries. Forward-Looking Statements This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events, such as Amyris’ financial outlook for 2022; Amyris’ 2022 goals and future milestones, including planned launches of new brands and expanded product offerings, the completion of its Brazil plant, planned retail store launches, planned openings of experiential stores to support Amyris’ omnichannel strategy and to accelerate market share gains, and the timing thereof; and Amyris’ expectations regarding the benefits of its investments, including improvements in gross margin, reduction of operating expenses, and greater flexibility in meeting production targets and other financial goals. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris' liquidity and ability to fund operating and capital expenses, risks related to its financing activities, risks related to potential delays or failures in completing and integrating planned acquisitions, risks related to potential delays or failures in development, regulatory approval, launch, production and commercialization of products, risks related to the COVID-19 pandemic and any other geopolitical events resulting in global economic, financial and supply chain disruptions that may negatively impact Amyris’ business operations and financial results, risks related to Amyris' reliance on third parties particularly in the supply chain, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise. Investors: Argot Partners Jason Finkelstein amyris@argotpartners.com +1 (212) 600-1902 Amyris, Inc. Paul Vincent vincent@amyris.com +1 (510) 450-0761 Media: Amyris, Inc. Beth Bannerman bannerman@amyris.com +1 (510) 914-0022 ### Financial Tables Follow

Amyris, Inc. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands Deember 31, 2021 December 31, 2020 Assets Current assets: Cash and cash equivalents $ 483,462 $ 30,152 Restricted cash 199 309 Accounts receivable, net 37,074 32,846 Accounts receivable - related party, net 5,667 12,110 Contract assets 4,227 4,178 Contract assets - related party - 1,203 Inventories 75,070 42,862 Deferred cost of products sold - related party - 9,801 Prepaid expenses and other current assets 33,513 13,103 Total current assets 639,212 146,564 Property, plant and equipment, net 72,835 32,875 Contract assets, noncurrent - related party - - Deferred cost of products sold, noncurrent - related party - 9,939 Restricted cash, noncurrent 4,651 961 Recoverable taxes from Brazilian government entities 16,740 8,641 Right-of-use assets under financing leases, net 7,342 9,994 Right-of-use assets under operating leases, net 32,428 10,136 Goodwill 131,259 - Intangible assets, net 39,265 - Other assets 10,566 3,704 Total assets $ 954,298 $ 222,814 Liabilities, Mezzanine Equity and Stockholders' Deficit Current liabilit ies: Accounts payable $ 79,666 $ 41,045 Accrued and other current liabilit ies 71,457 30,707 Financing lease liabilit ies 140 4,170 Operating lease liabilit ies 7,689 5,226 Contract liabilit ies 2,530 4,468 Debt, current portion 896 54,748 Related party debt, current portion 107,427 22,689 Total current liabilit ies 269,805 163,053 Long-term debt, net of current portion 309,061 26,170 Related party debt, net of current portion - 159,452 Financing lease liabilit ies, net of current portion 61 - Operating lease liabilit ies, net of current portion 19,829 9,732 Derivative liabilit ies 7,062 8,698 Acquisition-related contingent consideration 64,762 - Other noncurrent liabilit ies 4,510 22,754 Total liabilit ies 675,090 389,859 Commitments and contingencies Mezzanine equity: Contingently redeemable common stock 5,000 5,000 Redeemable noncontrolling interest 28,520 - Stockholders’ deficit : Preferred stock - - Common stock 31 24 Additional paid-in capital 2,656,838 1,957,224 Accumulated other comprehensive loss (52,769) (47,375) Accumulated deficit (2,357,661) (2,086,692) Total Amyris, Inc. stockholders’ deficit 246,439 (176,819) Noncontrolling interest (751) 4,774 Total stockholders' deficit 245,688 (172,045) Total liabilit ies, mezzanine equity and stockholders' deficit $ 954,298 $ 222,814

Amyris, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(In thousands, except shares and per share amounts)	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
Revenue:				
Renewable products	$ 47,844	$ 33,719	$ 149,703	$ 104,338
Licenses and royalties	13,006	41,277	173,812	50,991
Collaborations, grants and other	3,926	4,748	18,302	17,808
Total revenue	64,776	79,744	341,817	173,137
Cost and operating expenses:				
Cost of products sold[(1)]	61,807	27,102	155,139	87,812
Research and development[(1)]	24,709	19,388	94,289	71,676
Sales, general and administrative[(1)]	94,914	36,233	257,811	137,071
Impairment	12,204	-	12,204	-
Total cost and operating expenses	193,634	82,723	519,443	296,559
Loss from operations	(128,858)	(2,979)	(177,626)	(123,422)
Other income (expense):				
Interest expense	(10,748)	(6,204)	(25,605)	(47,951)
Gain (loss) from change in fair value of derivative instruments	14,279	(4,864)	1,453	(11,362)
Gain (loss) from change in fair value of debt	165,710	(92,735)	(38,649)	(89,827)
Loss upon extinguishment of debt	(5,406)	-	(32,464)	(51,954)
Other income (expense), net	540	(786)	580	666
Total other income (expense), net	164,375	(104,589)	(94,685)	(200,428)
Income (loss) before income taxes and loss from investment in affiliate	35,517	(107,568)	(272,311)	(323,850)
Provision for income taxes	8,284	(20)	8,114	(293)
Gain (loss) from investment in affiliate	(7,028)	(1,673)	(7,595)	(2,731)
Net income (loss)	36,773	(109,261)	(271,792)	(326,874)
Less: (income) loss attributable to noncontrolling interest	1,072	(356)	823	(4,165)
Net income (loss) attributable to Amyris, Inc.	37,845	(109,617)	(270,969)	(331,039)
Less: deemed dividend to preferred stockholders upon conversion of Series E preferred stock	-	-	-	(67,151)
Less: losses allocated to participating securities	-	858	507	15,879
Net income (loss) attributable to Amyris, Inc. common stockholders, basic	$ 37,845	$ (108,759)	$ (270,462)	$ (382,311)
Weighted-average shares of common stock outstanding used in computing income (loss) per share of common stock, basic	308,438,591	246,401,175	292,343,431	203,598,673
Income (loss) per share attributable to common stockholders, basic	$ 0.12	$ (0.44)	$ (0.93)	$ (1.88)
Weighted-average shares of common stock outstanding used in computing loss per share of common stock, diluted	326,405,153	246,401,175	292,667,631	203,598,673
Loss per share attributable to common stockholders, diluted	$ (0.43)	$ (0.44)	$ (0.97)	$ (1.88)
[(1)] Includes stock-based compensation expense as follows:				
Cost of products sold	$ 80	$ 61	$ 295	$ 112
Research and development	1,646	1,096	5,591	3,871
Sales, general and administrative	9,735	2,731	27,507	9,760
	$ 11,461	$ 3,888	$ 33,393	$ 13,743

Amyris, Inc.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)

(In thousands, except per share data)	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
Net income (loss) attributable to Amyris, Inc. common stockholders - Basic (GAAP)	$ 37,845	$ (108,759)	$ (270,462)	$ (382,311)
Non-GAAP adjustments:				
Stock-based compensation expense	11,461	3,888	33,393	13,743
(Gain) loss from change in fair value of derivative instruments	(14,279)	4,864	(1,453)	11,362
(Gain) loss from change in fair value of debt	(165,710)	92,735	38,649	89,827
(Gain) loss upon extinguishment of debt	5,406	-	32,464	51,954
Income (loss) attributable to noncontrolling interest	(1,072)	356	(823)	4,165
Deemed dividend to preferred stockholders upon conversion of Series E preferred stock	-	-	-	67,151
Loss allocated to participating securities	-	(858)	(507)	(15,879)
Non-recurring transaction and acquisition expense	2,558	-	8,081	-
Inventory lower-of-cost-or-net realizable value adjustment	1,091	(1,556)	(92)	(1,182)
Contract asset credit loss reserve	-	-	-	8,399
R&D Performance Agreement termination	-	-	1,850	-
Hand sanitizer write-off	2,644	-	3,893	-
Impairment of manufacturing capacity fee	12,204	-	12,204	-
Manufacturing capacity fee adjustment	-	-	1,482	-
Other (income) expense, net, and (gain) loss from investment in affiliate, net	6,488	2,459	7,015	2,065
Net loss attributable to Amyris, Inc. common stockholders (non-GAAP)	$ (101,364)	$ (6,871)	$ (134,306)	$ (150,706)
Weighted-average shares outstanding				
Weighted-average shares of common stock outstanding used in computing loss per share attributable to Amyris, Inc. common stockholders, basic (GAAP and non-GAAP)	308,438,591	246,401,175	292,343,431	203,598,673
Earnings (loss) per share attributable to Amyris, Inc. common stockholders - Basic (GAAP)	$ 0.12	$ (0.44)	$ (0.93)	$ (1.88)
Non-GAAP adjustments:				
Stock-based compensation expense	0.04	0.02	0.11	0.07
(Gain) loss from change in fair value of derivative instruments	(0.05)	0.02	(0.00)	0.06
(Gain) loss from change in fair value of debt	(0.54)	0.38	0.13	0.44
(Gain) loss upon extinguishment of debt	0.02	-	0.11	0.26
Income (loss) attributable to noncontrolling interest	(0.00)	0.00	(0.00)	0.02
Deemed dividend to preferred stockholders upon conversion of Series E preferred stock	-	-	-	0.33
Loss allocated to participating securities	-	(0.00)	(0.00)	(0.08)
Non-recurring transaction and acquisition expense	0.01	-	0.03	-
Inventory lower-of-cost-or-net realizable value adjustment	0.00	(0.01)	(0.00)	(0.01)
Contract asset credit loss reserve	-	-	-	0.04
R&D Performance Agreement termination	-	-	0.01	-
Hand sanitizer write-off	0.01	-	0.01	-
Impairment of manufacturing capacity fee	0.04	-	0.04	-
Manufacturing capacity fee adjustment	-	-	0.01	-
Other (income) expense, net, and (gain) loss from investment in affiliate, net	0.02	0.01	0.02	0.01
Loss per share attributable to Amyris, Inc. common stockholders (non-	$ (0.33)	$ (0.03)	$ (0.46)	$ (0.74)
[(1)] Amounts may not sum due to rounding.	-	-	-	-

ADJUSTED EBITDA	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
GAAP net loss attributable to Amyris, Inc. common stockholders - Basic	$ 37,845	$ (108,759)	$ (270,462)	$ (382,311)
Interest expense	10,748	6,204	25,605	47,951
Income taxes	(8,284)	20	(8,114)	293
Depreciation and amortization	2,720	1,923	9,727	7,223
Deemed dividend to preferred stockholders upon conversion of Series E preferred stock	-	-	-	67,151
Loss allocated to participating securities	-	(858)	(507)	(15,879)
EBITDA	43,029	(101,470)	(243,751)	(275,572)
Income (loss) attributable to noncontrolling interest	(1,072)	356	(823)	4,165
(Gain) loss from change in fair value of derivative instruments and debt, (gain) loss upon extinguishment of debt, other (income) expense, and (gain) loss from investment in affiliate	(168,095)	100,058	76,675	155,208
Hand sanitizer write-off	2,644	-	3,893	-
Inventory lower-of-cost-or-net realizable value adjustment	1,091	(1,556)	(92)	(1,182)
R&D performance agreement termination	-	-	1,850	-
Impairment of manufacturing capacity fee	12,204	-	12,204	-
Manufacturing capacity fee adjustment	-	-	1,482	-
Stock-based compensation	11,461	3,888	33,393	13,743
Contract asset credit loss reserve	-	-	-	8,399
Non-recurring transaction and acquisition expense	2,558	-	8,081	-
Adjusted EBITDA	$ (96,180)	$ 1,276	$ (107,088)	$ (95,239)

Amyris, Inc. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited) Three Months Ended December 31, Year Ended December 31, (In thousands) 2021 2020 2021 2020 Revenue (GAAP and non-GAAP) Renewable products 47,844$ 33,719$ 149,703$ 104,338$ Licenses and royalties 13,006 41,277 173,812 50,991 Collaborations, grants and other 3,926 4,748 18,302 17,808 Revenue (GAAP and non-GAAP) 64,776$ 79,744$ 341,817$ 173,137$ Cost of products sold (GAAP) 61,807$ 27,102$ 155,139$ 87,812$ Other costs/provisions (14,912) (1,190) (31,035) (10,128) Manufacturing capacity fee adjustment - - (1,482) - Hand sanitizer write-off (2,644) - (3,893) - Inventory lower-of-cost-or-net realizable value adjustment (1,091) 1,556 92 1,182 Excess capacity 244 (284) (1,555) (855) Stock-based compensation expense (80) (61) (295) (112) Depreciation and amortization (501) (393) (2,118) (1,239) Cost of products sold (non-GAAP) 42,823$ 26,730$ 114,853$ 76,660$ Adjusted gross profit (non-GAAP) 21,953$ 53,014$ 226,964$ 96,477$ Gross margin % 34% 66% 66% 56% Research and development expense (GAAP) 24,709$ 19,388$ 94,289$ 71,676$ Stock-based compensation expense (1,646) (1,096) (5,591) (3,871) Depreciation and amortization (1,373) (1,279) (5,410) (5,042) R&D performance agreement termination - - (1,850) - Research and development expense (non-GAAP) 21,690$ 17,013$ 81,438$ 62,763$ Sales, general and administrative expense (GAAP) 94,914$ 36,233$ 257,811$ 137,071$ Stock-based compensation expense (9,735) (2,731) (27,507) (9,760) Depreciation and amortization (847) (251) (2,198) (942) Contract asset credit loss reserve - - - (8,399) Non-recurring transaction and acquisition expense (2,558) - (8,081) - Sales, general and administrative expense (non-GAAP) 81,774$ 33,251$ 220,025$ 117,970$ Cash operating expense 103,464$ 50,264$ 301,463$ 180,733$